Ball Corporation
                           Current Report on Form 8-K
                              Dated April 27, 1998



                                                                  Exhibit EX-99

Following is the text of a press release disseminated by the registrant on April 23, 1998:



  BALL CORPORATION AGREES TO ACQUIRE REYNOLDS' GLOBAL BEVERAGE CAN BUSINESS


                  MUNCIE, Ind., April 23, 1998--Ball Corporation [NYSE: BLL] announced today that it has reached a definitive agreement with Reynolds Metals Company of Richmond, VA., to acquire essentially all of Reynolds' global aluminum beverage can manufacturing business for a total purchase price of approximately $820 million.

                  Ball will use a combination of cash and, at Ball's option, up to $100 million of Ball common stock to acquire all of Reynolds' North American beverage can manufacturing assets, which consist largely of 16 plants in 12 states and Puerto Rico, as well as Reynolds' approximate one-third interest in Latasa, a Brazilian company which operates beverage can plants in Argentina, Brazil and Chile. The acquisition of Reynolds' can business is subject to government antitrust approval, transaction financing and refinancing of existing Ball debt and customary closing conditions. Additionally, the acquisition by Ball of Reynolds' interest in Latasa is subject to certain third-party consents. Ball and Reynolds have agreed to discuss further the possible later acquisition by Ball of Reynolds' minority interest in a can manufacturing company in Saudi Arabia.

                  Ball operates seven aluminum beverage can plants in the U.S. and two in Canada, and is the largest producer of beverage cans in China. Ball is also a partner in joint venture beverage can manufacturing operations in Brazil, the Philippines, Taiwan and Thailand.

                  The combination of Ball's beverage can manufacturing assets and those of Reynolds will have annual production capacity of more than 50 billion cans worldwide, including approximately 35 billion in North America and nine billion in South America. Based on 1997 results, North American consolidated beverage can sales of the combined businesses would have been approximately $2.3 billion.

                  "Acquisition of the Reynolds beverage can manufacturing assets represents a major building block in our strategy to remain a low-cost, preferred supplier for aluminum beverage cans in North America," said George
  A. Sissel, Chairman and Chief Executive Officer of Ball Corporation. "Combining it with Ball's beverage can operations will afford us an even more solid foundation in North America and for the export of our technology and capital into emerging international packaging markets."

                  "The opportunities for synergies, savings and improvement from melding these two great names in packaging are significant," said George A. Matsik, President of Ball Corporation and Chief Operating Officer, Packaging. "We already have identified annual savings of more than $70 million, and we intend to take the best of the two businesses and create something even better."

                  The transaction, the largest in Ball's history, has been in discussion for a number of months and is expected to close in the second half of 1998. The $820 million total purchase price assumes certain incentives and other requirements, which both Ball and Reynolds expect will be achieved. If the conditions to acquire Reynolds' interest in Latasa are not met, the acquisition price for Reynolds' North American beverage can assets will be appropriate reduced.

                  Ball Corporation produces rigid metal and plastic packaging products, primarily for beverages and foods, and provides aerospace and technologies and services to governmental and commercial customers. The company reported 1997 sales of $2.4 billion.
                                                     * *

  Note: This news release may contain forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily projections which are subject to change upon the occurrence of certain events which may affect the business, many of which are set forth in the company's latest Form 10-K report filed with the Securities and Exchange Commission on March 31, 1998.


  8/98
Ball Media Contact:     Scott McCarty          765/747-6175, smccarty@ball.com
Ball Investor Contact:  Doug Poling           765/747-6165, dpoling@ball.com

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